EXHIBIT 99.2

                            FOR IMMEDIATE RELEASE

  Union Bankshares Announces 2002 Earnings and Quarterly Dividend Payment

Morrisville, VT January 15, 2003 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended December 31, 2002 was $1.532 million or $.51 per share compared to $1.197 million or $.39 per share for the same period last year. Net income for the year ended December 31, 2002 was $5.18 million or $1.71 per share compared to $4.83 million or $1.59 per share for 2001.

During the fourth quarter 2002 $13 million in fixed rate residential mortgage loans were sold into the secondary market in an effort to better position the loan portfolio in the event interest rates rise. The income generated from the sale of these loans was partially responsible for the fourth quarter's improved earnings. As of December 31, 2002, total assets were $344 million, deposits $293 million and loans $256 million.

A quarterly dividend of $.30 per share was declared on January 15, 2003 to shareholders of record January 25, 2003, payable January 28th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; the markets acceptance of and demand for the company's products and services; technological changes, including the impact of the internet on the company's business and on the financial services market place; impact of competitive products and pricing, and dependence on third party suppliers. For further information, please refer to the Union Bankshares reports filed with the Securities and Exchange Commission at www.sec.gov.